Exhibit 10.3
Amit,
On behalf of the Compensation Committee and the Board, I want to personally recognize the critical role you’ve played in advancing the Bridg transaction.
In recognition of your impact and the importance of this milestone for the Company, the Compensation Committee has approved a $100,000 transaction bonus.
This bonus will be paid following the successful close of the Bridg transaction, in the first regular payroll cycle after the 45-day post-close period, and is contingent upon your continued employment through the payment date.
Thank you for your leadership and continued commitment to Cardlytics. We look forward to building on this momentum together.
Best,

_/s/ Carson Napps________
Carson Napps, Chief People Officer

_/s/ Amit Gupta________                _March 18, 2026________
Amit Gupta, Chief Executive Office        Date